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                                                                   Exhibit 10.10

Century
[LOGO]
Electronics Manufacturing, Inc.

                             KEY EMPLOYEE AGREEMENT

To: Mark Lombardo                                        As of: July 1999
    9376 Cascade Ct.
    Boynton Beach, Florida 33437

The undersigned, Century Electronics Manufacturing, Inc., a company incorporated in the State of Delaware, United States of America (the "Company") hereby agrees with you as follows:

1. Position and Responsibilities.

      1.1 You shall serve as Vice-President of the Company, and shall perform the duties customarily associated with such position, including, but not limited to, those set forth in section 1.2 herein, from time to time at the offices of the Company presently located at 1701 Clint Moore Road, Boca Raton, Florida 33437 or at such place or places as are appropriated and necessary in connection with such employment. However no relocation is required.

      1.2 You shall be a Vice-President of the Company and, subject to the direction of the Board of Directors of the Company, shall have general charge of the business, affairs and property of the Florida Operations and general supervision over Florida Personnel. In general, he shall perform all duties incident to the office of Vice-President and shall see that all lawful and reasonable orders of the Company's Board of Directors are carried into effect. The Company's Board of Directors may from time to time confer like powers upon any other person or persons.

      1.3 You will, to the best of your ability, devote your full time and best efforts to the performance of your duties hereunder and the business and affairs of the Company. You agree to perform such duties as may be reasonably assigned to you by the Company's Board of Directors from time to time.

      1.4 You will duly, punctually and faithfully perform and observe any and all lawful rules and regulations which the Company may now of shall hereafter establish governing the conduct of its business.

2. Term of Employment

      2.1 The appointment shall commence on July 1999(the date on which the Company completes its acquisition of all of the outstanding stock of Amitek Corporation ("Amitek") the ("Commencement Date") and shall continue (subject to earlier
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termination in accordance with Sections 2.2 or 2.4) for a fixed period ending three (3) years from the Commencement Date (the "Fixed Term").

      2.2 The Company shall have the right, upon written notice to you, to terminate your employment at any time for cause.

      2.3 For purposes of Section 2.2, the term "cause" shall mean the following: (i) your involvement in any felony crime, severe arrestable criminal offense (excluding road traffic offenses for which a fine or non-custodial penalty is imposed), or any crime in connection with your employment (including theft of Company assets); or (ii) gross insubordination or your failure to take actions permitted by law and necessary to implement strategies or policies of the Company and which are consistent with your positions and duties, following written warning of such failure; or (iii) drunkenness or use of any drug or narcotic which adversely affects your performance; or (iv) any knowing or intentional misrepresentation of sales or operating status, or other significant information important to the operating condition of the Company; or (v) acting in serious or persistent breach or contravention of the non-competition, non-disclosure or non-solicitation covenants hereof.

      2.4 The Company shall have the right to terminate your employment at any time without cause upon written notice, provided that the Company shall be obligated to provide you as severance pay an amount equal to (a) your Base Salary (as set forth in Exhibit A) for a period equal to the greater of(i) six
(6) months or (ii) the amount of time remaining in the Fixed Term at the time of your termination, but in any event not less than three (3) months (the "Severance Pay"), less (b) applicable taxes and other required witholdings, and less (c) any amounts you may owe the Company ("Severance Pay"). The Company shall also continue in full force and effect for the Severance Period, all health and insurance benefits that you enjoyed at the time of termination, and all other benefits which applicable law requires to be continued.

      2.5 You shall have the right to terminate this Agreement for any reason upon not less than six (6) months prior written notice to the Company.

      2.6 After receipt of notice from the Company of termination of your employment hereunder pursuant to Section 2.2 or 2.4, you shall continue to be available to the Company, at its sole discretion, for up to twenty (20) hours per week for a period of up to four (4) weeks to assist in any necessary transition (the "Transition Period"). If you are terminated for cause pursuant to Section 2.2 and the Company exercises its rights under this Section, your compensation for work performed during this Transition Period shall be calculated pro rata based on your then current Base Salary (as set forth in Exhibit A). If you are terminated without cause pursuant to Section 2.4 hereof, you shall receive no further compensation for work performed during the Transition Period beyond the Severance Pay described in Section 2.4.

3. Compensation. You shall receive the compensation and benefits set forth on Exhibit A hereto ("Compensation") for all services to be rendered by you hereunder and your
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transfer of property rights pursuant to provisions relating to proprietary information and inventions contained in the Stock Purchase and Sale Agreement between the Company, you, "Amitek", and other shareholders of

4. Other Activities During Employment

      4.1 Except for any outside employments and directorships currently held by you as listed on Exhibit B hereto, if any, and except with the prior written consent of the Company's Board of Directors (which approval shall not be unreasonably withheld), you will not during the term of this Agreement undertake or engage in any other employment, occupation or business enterprise other than one in which you are an inactive investor.

      4.2 You hereby agree that, except as disclosed on Exhibit B hereto, during your employment hereunder, you will not, directly or indirectly, engage (a) individually, (b) as an officer, (c) as a director (d) as an employee (e) as a consultant (f) as an advisor (g) as an agent (whether a salesperson or otherwise), (h) as a broker (i) as a partner, coventurer, stockholder or other proprietor owning directly or indirectly more than five percent (5%) interest in any firm, corporation, partnership, trust, association, or organization which is engaged in any line of business engaged in or under demonstrable development of the Company or any of its subsidiaries (such firm, corporation, partnership, trust, association, or other organization being hereinafter referred to as a "Prohibited Enterprise"). You hereby represent that you are not presently engaged in any of the foregoing capacities (a) through (i) in any Prohibited Enterprise.

5. Confidentiality, Proprietary Information and Inventions.

      5.1 Confidentiality. Except to the extent otherwise required by law, you agree to keep confidential, except as the Company may otherwise consent in writing, and, except for the Company's benefit, not to disclose or make any use of at any time either during or subsequent to your employment, information, including without limitation, any inventions, trade secrets, confidential information, knowledge, date or other information of the Company or any of its affiliates relating to products, processes, know-how, designs, formulas, test data, customer lists, business plans, marketing plans and strategies, pricing strategies, or other subject matter pertaining to any business of the Company or its affiliates (hereinafter known as "Confidential Information") which you may produce, obtain or otherwise acquire during the Fixed Term hereof or in the course of employment, except as herein provided. You further agree, except to the extent otherwise required by law, not to deliver, reproduce, or in any way allow any such trade secrets, Confidential Information, knowledge, data or other information, or any documentation relating thereto, to be delivered to or used by any third parties without specific direction or consent of the Company's Board of Directors. You acknowledge and agree that your obligations under this section shall survive the termination of your employment with the Company.
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      5.2 Trade Secrets of Others. You represent and warrant that your performance of the terms of this Agreement and your position as an employee of the Company do not and will not breach any agreement to keep confidential any proprietary information, knowledge or data acquired by you in confidence or in trust prior to your employment with the Company, and you will not disclose to the Company, or induce the Company to use, any confidential or proprietary information or material belonging to any previous employer or other. You agree not to enter into any agreement either written or oral in conflict herewith.

      5.3 Return of Confidential Information. In the event your employment with the Company terminates for any reason whatsoever, you shall promptly surrender and deliver to the Company all Confidential Information, records, materials, equipment, drawings, documents and date which you may obtain or produce during the course of your employment, and you will not take with you any description containing or pertaining to any Confidential Information, knowledge or data of the Company or any of its affiliates which you may produce or obtain during the course of your employment.

      5.4 Proprietary Information. You agree that documents, files and tapes containing software programs, or marketing, financial, production, employee relations, legal or other information that could, if circulated, hurt the Company's competitive position or its relationship with the public, customers, vendors or others will be kept confidential. You agree that the Company's information will be given special handling, including storage in a locked desk, file or similar container when not in use. You agree that such information will not be divulged to anyone outside the Company.

      5.5 Assignment of Inventions. As used in this Agreement, "Invention" shall include, but not be limited to, improvements, designs, discoveries, developments, and works of authorship or artistry (including software, integrated circuit, printed circuit board or computer design and documentation). You hereby assign and transfer to the Company your entire right, title and interest in all Inventions, whether or not protectable by patent, trademark, copyright or mask work right and whether or not used by the Company, which are reduced to practice, made or conceived by you (solely or jointly with others) during the period of your employment with the Company, which relate in any manner to the business, products, technologies, processes, services or research and development of the Company or any of its affiliates. You agree that Inventions shall be and remain the sole and exclusive property of the Company or its nominee, whether or not used by the Company or protected by patent, copyright, trademark, mask work right or trade secrecy. You agree to disclose each Invention promptly in writing to the Board of Directors of the Company. You agree to assist the Company, upon request and at its expense, during and after your employment, in every reasonable way, to obtain for the company's own benefit, patents, trademarks, copyrights, mask work rights or other rights or other proprietary rights for Inventions in any and all countries. You agree to execute such papers and perform such lawful acts as the Company deems to be necessary to allow it to exercise all right, title and interest in such patents, trademarks, copyrights and mask work rights, including executing, acknowledging, and/or delivering to the Company, upon request and at its expense, applications for and assignments of Inventions, and patents,
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trademarks, copyrights, and mask rights to be issued therefor, in any and all countries, and to vest title thereto in the Company or its nominee. You agree that the obligations contained in this section 5.5 shall survive the termination of your employment with the Company.

      5.6 Former Employers. You hereby represent and warrant that your employment by the Company will not conflict with and will not be constrained by any prior or current employment, consulting agreement or relationship, whether oral or written. You represent and warrant that, except for information relating to he business of your former employers, you do not possess confidential information arising out of any such employment, consulting agreement or relationship which, in your best judgement, would be utilized in connection with your employment by the Company (for these purposes, not including your former employment with AMITEK. In the alternative, if you should find that confidential information belonging to any other person or entity (other than AMITEK might be usable in connection with the Company's business other than information to the Company or use on behalf of the Company any confidential information belonging to any of your former employers, but during your employment by the Company you will use in your performance of your duties all information witch is generally known and used by persons with training and experience comparable to your own, all information which is common knowledge in the industry or otherwise legally in the public domain.

6. Post Employment Activities.

      6.1 You shall not for a period of two (2) years after termination of your employment hereunder (howsoever occasioned), without the prior written consent of the Company, directly or indirectly do any business with or have any dealings with any person, firm or company who was a client, customer, supplier, agent or distributor of the Company or any of its subsidiaries during the period of one
(1) year prior to the end of your employment hereunder and with whom you have contact during the period of one (1) year prior to the end of your employment. In addition, you shall not for a period of two (2) years after termination of your employment of your employment (howsoever occasioned) render services or reasonably related to those which you shall have rendered hereunder during the one (1) year period prior to the end of your employment, to any person or entity whether now existing or hereafter established which directly competes with (or proposes or plans to directly compete with) the Company or any of its subsidiaries ("Direct Competitor") in any line of business engaged in or under development by the Company or any of its subsidiaries. Nor shall you entice, induce or encourage any of the other employees of the Company or any of its subsidiaries to engage in any activity which, were it done by you, would violate any provision of the Assignment of Inventions and Confidentiality Agreement which you have executed or this Section 6. As used by the Company or any of its subsidiaries" shall be applied as at the date of termination of your employment.
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      6.2 For a period of one (1) year after the termination of your employment with the Company, the provisions of Section 4.2 shall be applicable to you and you shall comply therewith. As applied to such one (1) year post-employment period, the phrase "any other line of business engaged in or under development by the Company or any of its subsidiaries," as used in Section 4.2, shall be applies as at the date of termination of your employment with the Company.

      6.3 No provision of this Agreement shall be construed to preclude you from performing the same service which the Company hereby retains you to perform for any person or entity which is not a Direct Competitor of the Company or any of its subsidiaries upon the expiration or termination of your employment so long as you do not thereby violate any term of the Assignment of Inventions and Confidentiality Agreement.

      6.4 You agree that for a period of one (1) year following the termination, for any reason, of your employment with the Company, you shall not entice or encourage any then-current employee of the Company or any of its subsidiaries to leave his or her employment, nor shall you assist, directly or indirectly, any company, entity, recruitment firm, employment agency, or other organization in the hiring or recruitment of any then-current employee of the Company or any of its subsidiaries for another position in the field of business in which the Company or any of its subsidiaries is engaged without the prior knowledge and written consent of the Company's officers and Board of Directors. You agree that, in the event of a breach by you of this Section 6.4, you shall pay all damages to the Company or any of its subsidiaries resulting therefrom, including, but not limited to, the full amount of the fee paid to the executive recruitment firm. If any, employed by the Company or any of its subsidiaries in connection with the recruitment and hiring of the employee(s) lost as a result of your breach of this Section 6.4.

7. Assignment of Inventions and Confidentiality Agreement. You agree to execute, deliver and be bound by the provisions of the Assignment of Inventions and Confidentiality Agreement attached hereto as Exhibit C.

8. Remedies. Your obligations under the provisions of Sections 4,5,6,7 and 9 of this Agreement (as modified by Section 10, if applicable) shall survive the expiration or termination of your employment (whether through you resignation or otherwise) with the Company. You acknowledge that a remedy at law for any breach or threatened breach by you of the provisions of Sections 4,5,6.1 through 6.3, and the provisions of the Assignment of Inventions and Confidentiality Agreement would be inadequate and you therefore agree that the Company shall be entitled to injunctive relief in case of any such breach or threatened breach.

9. Assignment. This Agreement and the rights and obligations of the parties hereto shall bind and inure to the benefit of any successor or successors of the Company by reorganization, merger or consolidation and any assignee of all or substantially all of its business and properties, but except as to any such successor or assignee of the
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      Company, neither this Agreement nor any rights or benefits hereunder may be assigned by the Company or by you, except by operation of law.

10. Interpretation. It is the intent of the parties that in case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceable shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. MOREOVER, it is the intent of the parties that in case any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, such provision shall be construed by limiting or reducing it as determined by a court of competent jurisdiction, so as to be enforceable to the extent compatible with applicable law.

11. Notices. Any notice that the Company or you is required to or may desire to give the other under this Agreement shall be deemed to have been duly given if dispatched by the party hereto by registered post addressed to the other party as in the case of the Company's registered office for the time being and in the case of your last known address and such notice shall be deemed to have been given on the day on which in the ordinary course of post it would have been delivered. The date of personal delivery of any notice under this Section 10 shall be deemed to be the date of delivery thereof.

12. Waivers. If either party should waive any breach of any provision of this Agreement, such party shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

13. Complete Agreement; Amendments. The forgoing, including Exhibits A, B and C hereto, is the entire agreement of the parties with respect to the subject matter hereof, superseding any previous oral or written communications, representations, understandings, or agreements with the Company or any officer or representative thereof. Any amendment to this Agreement or waiver by the Company of any right hereunder shall be effective only if evidenced by a written instrument executed by the parties hereto, upon authorization of the Company's Board of Directors.

14. Headings. The headings of the Sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning of this agreement.

15. Counterparts. This Agreement may be signed in two counterparts, each of which shall be deemed an original and both of which shall together constitute one agreement.
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16.   Governing Law. This Agreement shall be governed by and construed under the laws of the Commonwealth of Massachusetts. The parties consent to the jurisdiction of the courts of the Commonwealth of Massachusetts, and any federal court located therein, and to the appropriateness of the venue of such courts, in connection with any dispute which may arise pursuant to this Agreement.

                  If you are in agreement with the foregoing, please sign your name below, whereupon this Agreement shall become binding in accordance with its terms. Please then return this Agreement to the Company. (You may retain for your records the accompanying counterpart of this Agreement enclosed herewith.)

                                          Very truly yours,

                                          CENTURY ELECTRONIC
                                          MANUFACTURING INC.


                                          By: /s/Les Sainsbury
                                              ------------------------
                                              Les Sainsbury
                                              President & CEO
                                              Century Electronics Mfg. Inc.

Accepted and Agreed:


/s/ Mark Lombardo  6/30/99
--------------------------
Mark Lombardo

Century
[LOGO]
Electronics Manufacturing, Inc.
                                                                       Exhibit A

           EMPLOYMENT TERM, COMPENSATION, STOCK OPTIONS AND BENEFITS

                                  MARK LOMBARDO

1. Term. The term of the Agreement to which this Exhibit A is annexed and incorporated shall be until 3 years from date of Amitek Merger. (See Special Notes)

2. Compensation. Your Base salary shall be $150,000 per annum which shall accrue day to day and be payable by equal monthly installments in arrears in accordance with the payroll policies of the Company then in effect.

3. Company Stock. Upon acceptance of this Agreement, you shall be granted an incentive stock option to purchase 30,000 shares of common stock of the Company at the fair market value determined by the Board of Directors of the Company. The options shall vest in accordance with the attached Stock Option letter labeled schedule A-1. Notwithstanding the foregoing, upon a declaration of effectiveness by the Securities and Exchange Commission of a registration statement filed in connection with an Initial Public Offering of the shares of the Company, all options granted herein shall become fully vested and the Exercise Period shall begin.

4. Bonus Plan. Your Bonus Plan will consist of two elements. a) Cash
b) StockOptions.

      a) The Company operates a Senior Management Bonus Scheme that incentives and rewards Management for achieving annually set targets for revenue and profit, it is envisaged that you should earn $50,000 per annum under the Scheme.

      b) You will be offered 30,000 Options annually, which will be split into 2 elements.

            i) 60% (18,000 Options) will be awarded upon achieving 85% of the Companies annual Bonus Scheme Target(100%).

            ii) 40% (12,000 Options) will be awarded for fulfilling / achieving a set of mutually agreed goals and objectives.

5. Car Allowance. The Company will reimburse you $650.00 per month for a motor vehicle necessary to carry out your duties on behalf of the Company.

6. Vacation. You shall be entitled to all public holidays in accordance with the Company policy, and three (3) weeks paid vacation per annum. You will not be permitted to carry over unused holiday entitlements into a following year except with the prior written consent of the Company. Any holiday entitlement unutilized when permission has not been given for it to be carried forward will be forfeited.

7. Insurance and Benefits. You shall be eligible for participation in any health, other group insurance plan, or pension insurance and benefits scheme that may be established by the Company or which the Company is required to maintain by law. You shall also be eligible to receive any other benefits that are provided to any of the executive officers of the Company.

Special Notes

Your current Base Salary and Commission / Bonus Scheme will be honored by Century and will remain in force until December 31, 1999. Thereafter Century's offer of Base Salary and Bonus Plan will be effective from January 1, 2000.

When you wish to exercise this stock option, please refer to the provisions of this letter and then correspond, in writing, with the Secretary of the Company. Further, please indicate your acknowledgement and acceptance of this option by signing the enclosed copy of this letter and returning it to the undersigned.

Very Truly Yours,                                  Acknowledgement & Consent


/s/ Les Sainsbury

Les Sainsbury
President & CEO
Century Electronics Mfg. Inc.

                                  Schedule A-1

Mark Lombardo
9376 Cascade Court
Boynton Beach, Florida 33437

Subject: Stock Options

Dear Mark,

Further to our recent meeting and discussions, I hope the following clarifies your stock options plan.

Century Electronics Manufacturing, Inc. (The Company) has granted you an incentive stock option to purchase thirty thousand (30,000) shares of the common stock, $.01 per value per share of The Company, at a price of $6.34 per share, for a total exercise price of ($190,200). Regardless of your decision whether or not to buy, you are requested to keep the number shares that you are eligible to purchase strictly confidential.

The following term and conditions are applicable with respect to this option, and your signature shall constitute your acknowledgement and acceptance of same:

A) This option shall not be transferable under any circumstances accept by operation of law.

B) The price at which this option may be exercised shall be $6.34 per share, for a total of $190,200.

C) This option in the first part is exercisable commencing July 1, 2000. It may be exercised at any time thereafter prior to June 30, 2003 subject to the following terms and vesting provisions.

      1) Should your employment with the company, (or a parent or subsidiary of The Company) terminate for any reason, all unexercised options that have not vested as set forth in Paragraph F shall terminate immediately.

      2) In the event of termination of your employment other than by death or disability, you may exercise the outstanding options exercisable by you at the date of your termination by you until three (3) months from the date of your termination.

      3) In the event of your termination as a result of death or disability that lasts for more than ninety (90) days, all outstanding options exercisable by you at the day of such termination, may be exercised until the date of expiration of this option or one (1) year from the date of your employment terminates.

D) The option may be exercised in whole or in part from time to time, provided, however, that an option may be exercised as to less than 100 shares at any one time unless it is being exercised in full and the balance of the shares subject to option is less than 100.

E) The shares of common stock underlying this option and the exercise price therefore shall be appropriately adjusted from time to time for stock splits, reverse splits, stock dividends, and reclassification of shares.

F) In the event of a sale or acquisition of substantially all stock assets of The Company, The Company shall give thirty (30) days notice of such an event to you and you may exercise up to 100% of the vested portion of this option. If you do not exercise the option within thirty (30) days of such notice, all unexercised portions of this option shall terminate and be of no further force of effect.

G) Notwithstanding anything contained herein to the contrary, the maximum number of options that may be exercised as follows:

            Vesting Period             Number of Options
            --------------             -----------------
      July 1, 1999 to June 30, 2000            0
      July 1, 2000 to June 30, 2001         10,000
      July 1, 2001 to June 30, 2002         10,000
      July 1, 2002 to June 30, 2003         10,000

The terms of any sale of the above described provisions shall be void if the incursion of such provisions causes this option not to qualify as an incentive stock option under section 422 of the code.

This opportunity to purchase stock in the Company is being offered because of the Company's desire to reward key employees.

Exercising options may not be a prudent business decision for some employees. Therefore we urge you to review this opportunity carefully, consult a tax advisor, and make a decision to exercise options only if your personal financial situation makes this a wise choice.

When you wish to exercise this stock option, please refer to the provisions of this letter and then correspond, in writing, with the Secretary of the Company. Further, please indicate your acknowledgement and acceptance of this option by signing the enclosed copy of this letter and returning it to the undersigned.

Very Truly Yours,                         Acknowledgement & Consent


/s/ Les Sainsbury                         /s/ Mark A. Lombardo
                                              6/30/99
Les Sainsbury
President & CEO
Century Electronics Mfg. Inc.